Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Kristen Galfetti

kgalfetti@amagpharma.com

(617) 498-3362

AMAG PHARMACEUTICALS, INC. ANNOUNCES ADDITION OF
JOSEPH V. BONVENTRE, M.D., PH. D. TO BOARD OF DIRECTORS

CAMBRIDGE, MA (February 27, 2008) — AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG), a biopharmaceutical company that utilizes its proprietary nanoparticle technology for the development and commercialization of therapeutic iron compounds to treat anemia and novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease, today announced the appointment of Joseph V. Bonventre, M.D., Ph.D. to the Company’s Board of Directors.

Dr. Bonventre holds appointments as the Robert H. Ebert Professor of Medicine at Harvard Medical School, in Cambridge, MA, and Professor of Health Sciences and Technology at Massachusetts Institute of Technology (MIT).  He is Director of the Renal Division at Brigham & Women’s Hospital in Boston, MA.  Dr. Bonventre is a member of the Council of the American Society of Nephrology (ASN).  He is Chair of the Kidney Group of the Harvard Stem Cell Initiative, co-chair of the Stem Cell, Regenerative Medicine and Tissue Engineering Center of the Brigham and Women’s Hospital Research Institute and co-chair of the Technology in Medicine Initiative at the Brigham and Women’s Hospital.

“We are delighted to have Dr. Bonventre join our Board at this important time for the Company.  His academic experience, participation on scientific and medical advisory boards of several companies and his long-standing involvement with the ASN further strengthens our organization,” commented Brian J.G. Pereira, M.D., President and Chief Executive Officer of AMAG Pharmaceuticals, Inc.  “We look forward to Dr. Bonventre’s contributions and welcome him to the Board,” concluded Dr. Pereira.

Prior to his current appointments at Harvard Medical School and MIT, Dr. Bonventre served as Co-Director, Harvard-MIT Division of Health Sciences and Technology.  In addition to his B.S. with distinction in Engineering Physics from Cornell University, Dr. Bonventre holds M.D. and Ph.D. degrees in Biophysics from Harvard University.  He has honorary doctorate degrees from Mt. Saint Mary’s College and from the Norwegian Institute of Science and Technology.  Dr. Bonventre completed his internship and residencies in Medicine at Massachusetts General Hospital.  He is published widely on kidney injury and repair.

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125 CambridgePark Drive, Cambridge, MA  02140

(617) 498-3300

About AMAG Pharmaceuticals, Inc.

AMAG Pharmaceuticals, Inc. is a biopharmaceutical company that utilizes its proprietary nanoparticle technology for the development and commercialization of therapeutic iron compounds to treat anemia, as well as novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease.

Ferumoxytol, the Company’s key product candidate, is being developed for use as an intravenous iron replacement therapeutic for the treatment of iron deficiency anemia in chronic kidney disease patients.  The Company has released data on all four planned Phase III clinical trials of ferumoxytol as an intravenous iron replacement therapeutic in chronic kidney disease patients.  The Company submitted a New Drug Application for marketing approval of ferumoxytol with the U.S. Food and Drug Administration in December 2007 which was accepted for filing in February 2008.

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